FINAL September 6, 2012

Realty Income Contact:	ARCT Contact:
Tere H. Miller	Anthony DeFazio
Vice President,	President,
Corporate Communications	DeFazio Communications
(760) 741-2111, ext. 1177	(484) 532-7783

REALTY INCOME TO ACQUIRE AMERICAN REALTY CAPITAL TRUST IN $2.95 BILLION TRANSACTION

Acquisition Enhances Realty Income’s Position as the Leading Net Lease REIT with Pro Forma Enterprise Value of Approximately $11.4 Billion

Transaction will Positively Impact FFO, AFFO and Dividends

Escondido, California and new york, new york, September 6, 2012 – Realty Income Corporation (Realty Income), the Monthly Dividend Company®, (NYSE: O) and American Realty Capital Trust, Inc. (NASDAQ: ARCT), announced today that they have signed a definitive agreement under which Realty Income will acquire all of the outstanding shares of American Realty Capital Trust (ARCT) in a transaction valued at approximately $2.95 billion. The board of directors of both companies have unanimously approved the agreement. Following a shareholder vote by both companies, the transaction is expected to close during the fourth quarter of 2012 or early in the first quarter of 2013. Upon completion, it is anticipated that Realty Income will be the 18th largest REIT in the US, based on total pro forma equity market capitalization, and twice as large as the next largest net lease REIT.

The acquisition will be financed by Realty Income directly issuing $1.9 billion of its common stock to American Realty Capital Trust shareholders, the assumption of approximately $526 million of debt, and the immediate repayment of approximately $574 million of outstanding debt and transaction expenses. Under the terms of the agreement, American Realty Capital Trust shareholders will receive a fixed exchange ratio of 0.2874 Realty Income shares for each share of American Realty Capital Trust common stock that they own. Based on Realty Income’s closing stock price of $42.48 on September 5, 2012, this consideration would be equivalent to $12.21 per share. Upon closing of the transaction, American Realty Capital Trust shareholders are expected to own approximately 25.6% of Realty Income’s shares.

Tom A. Lewis, Chief Executive Officer of Realty Income commented, “This acquisition comprehensively advances Realty Income’s strategic objectives of increasing its revenue generated by investment grade tenants and further diversifying its portfolio outside of the retail industry. This transaction is immediately accretive and is expected to generate approximately $0.20-$0.22 per share in additional Funds from Operations (FFO) annually and, upon closing, is expected to allow us to increase our annualized dividends to shareholders by approximately $0.13 per share to an annualized rate of approximately $1.94 per share.”

Nicholas S. Schorsch, Chairman of American Realty Capital Trust, said, “We are very pleased to announce this transaction between ARCT and Realty Income. Realty Income has an extraordinary record of continuous dividend payments and dividend growth together with very strong overall performance. This transaction will institutionalize the notion of durable, defensive dividends for our shareholders by allowing them to become owners on a very favorable basis of the largest, and, I believe, now the best, publicly-traded net lease real estate company, period. Size, low-cost capital, and management skill are the competitive advantages in the net lease sector.”

William M. Kahane, Chief Executive Officer of American Realty Capital Trust, observed, “Realty Income enjoys an exceptional 18-year public track record of paying and increasing its monthly dividend. Realty Income’s management team exemplifies the dedication to durable, defensible shareholder returns that American Realty Capital Trust shareholders expect. In an industry where size matters, Realty Income has now managed to construct an enterprise that is bigger by an order of magnitude, and financially stronger than any of its competitive set. The company is positioned for continuing growth in assets, earnings and all in return. ARCT’s shareholders are in capable hands.”

John P. Case, Executive Vice President and Chief Investment Officer of Realty Income added, “We are very pleased to have been able to work with the management of American Realty Capital Trust to effect this transaction. With this acquisition, Realty Income will add 501 properties to its portfolio, increasing the total number of properties to over 3,250 properties owned under long-term leases to major commercial and retail tenants. By completing this transaction, while maintaining the integrity of Realty Income’s capital structure through issuing $1.9 billion in new equity, Realty Income continues to be well positioned to use its size and liquidity to acquire additional portfolios.”

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Realty Income Strategic, Financial and Portfolio Benefits

Strategic Alignment This acquisition significantly advances Realty Income’s strategic objective to further enhance the credit quality of its real estate portfolio. Approximately 75% of the rental revenue added in this transaction will be generated by investment grade tenants including: FedEx, Walgreens, CVS, the Governement Services Administration, Dollar General, Express Scripts, PNC Bank and Whirlpool. The addition of these tenants to Realty Income’s existing portfolio increases the company’s revenue generated by investment grade tenants from approximately 19% to 34% of pro forma total revenue.

Accretion to Earnings and Dividends The transaction is expected to be immediately accretive to Realty Income’s FFO, and it is anticipated that annualized FFO per share will increase by approximately $0.20-$0.22. Annualized AFFO per share is expected to increase by approximately $0.14-$0.16 per share. Given the positive impact the transaction is expected to have on operating results, Realty Income anticipates that, upon closing, it will increase its dividend by approximately $0.13 per share, or 7.1% to approximately $1.94 per share, while maintaining a conservative payout ratio.

Increased Diversification With the addition of these properties to the portfolio, the pro forma rental revenue generated by Realty Income’s 10 largest industries declines from 73% to 64%, its largest 15 tenants declines from 49% to 42%, and its revenue from retail tenants declines from 87% to 80%. This added diversification further strengthens the sources of the lease revenue supporting the payment of monthly dividends.

Increases to Occupancy, Lease Duration and Reduction in Lease Rollover Based on June 30, 2012 data, the overall occupancy of the combined real estate portfolio will increase to 97.7% from 97.3%, pre-transaction. The average remaining lease term, after the transaction, will increase to 11.4 years as compared to 11.1 years, pre-transaction. In addition, Realty Income will also reduce its exposure to near-term lease expirations, with no significant lease rollover occurring until 2020.

Increased Size and Scale Upon closing of the transaction, based on current prices, Realty Income would have a pro forma enterprise value of approximately $11.4 billion, a pro forma total equity market capitalization of $7.6 billion, and will be the largest publicly traded net lease REIT by a factor of two times. Realty Income’s management believes the increased size and scale resulting from the transaction further enhances Realty Income’s ability to execute large transactions and strengthens its position as an industry consolidator in the relatively fragmented market of net leased real estate.

Impact on Balance Sheet The transaction is essentially balance sheet neutral. Realty Income will issue approximately 45.6 million shares with a market value of approximately $1.9 billion and assume approximately $526 million of American Realty Capital Trust company debt, and Realty Income will immediately repay approximately $574 million of outstanding debt and transaction expenses. Through the issuance of $1.9 billion of common equity without any issuance costs, Realty Income will be able to maintain its strong balance sheet.

Integration and Operating Synergies All of the properties owned by American Realty Capital Trust are net leased properties similar to Realty Income’s existing property portfolio. As such, Realty Income believes any integration, additional resources or ongoing expenses will be minimal in order to integrate the American Realty Capital Trust properties into Realty Income. None of the employees of American Realty Capital Trust will remain with Realty Income, and Realty Income anticipates hiring only four to six additional employees as a result of the transaction. In addition, Realty Income, upon closing, will maintain its current board membership and structure.

American Realty Capital Trust Transaction Rationale

Attractive Return to ARCT Shareholders Upon closing, ARCT shareholders will receive a fixed exchange ratio of 0.2874 Realty Income shares for each share of ARCT common stock that they own. This reflects, at $12.21 per share, a compounded annual return to ARCT’s shareholders since the NASDAQ listing on March 1, 2012, including dividends in excess of 40%.

Premium to Share Price and Asset Values This transaction enables the shareholders of American Realty Capital Trust to capitalize on the recent upward price movement of the shares of ARCT, and to achieve a premium valuation for their shares. Furthermore, ARCT’s assets were acquired at an opportune time in the market. This transaction allows ARCT’s shareholders to realize a premium over their purchase price.

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Accretion to Earnings and Expected Dividend Increase Like Realty Income shareholders, American Realty Capital Trust shareholders will benefit from the anticipated annualized FFO per share accretion of approximately $0.20-$0.22 per share and annualized AFFO per share accretion of approximately $0.14-$0.16 per share. Given the positive impact the transaction is expected to have on operating results, Realty Income anticipates that, upon closing, it will increase its dividend by approximately $0.13 per share, or 7.1%.

Participation in Creation of Largest Net Lease REIT Upon the closing of this transaction, ARCT’s shareholders will own over 25% of Realty Income, which will become the largest publicly traded net lease REIT by a factor of two times, with a pro forma enterprise value of approximately $11.4 billion, and a pro forma total equity market capitalization of $7.6 billion based on current prices. In fact, Realty Income will become the 18th largest publicly traded REIT. American Realty Capital Trust’s management believes the increased scale of the enterprise and broader diversification of property portfolio will enable Realty Income to further execute large transactions and substantially improve their position as an industry consolidator in the relatively fragmented market of net leased real estate.

Strong Balance Sheet and Investment Grade Credit Ratings American Realty Capital Trust shareholders will benefit from higher unsecured credit ratings as Realty Income is rated BBB+ by Fitch Ratings, Baa1 by Moody’s Investors Services, and BBB by Standard & Poor’s Ratings Group. Realty Income’s credit quality, consistent long-term total return performance and record of earnings and dividend growth, coupled with an unusually strong balance sheet, make it among the lowest cost borrowers in the industry, a distinct competitive advantage in the net lease sector. Following completion of the transaction, ARCT’s management and board of directors will own approximately $45 million of Realty Income common and preferred equity.

Ownership of the Best Performing Net Lease REIT over a 40-Year Timeframe Realty Income has paid 505 consecutive monthly dividends since 1970, and has increased its monthly dividend 67 times since its listing on the NYSE. Its annual dividend has increased from $0.90 per share in 1994 to $1.94, including the potential for a dividend increase upon the closing of the transaction. Additionally, since Realty Income’s listing on the New York Stock Exchange in 1994, the compounded annual return to shareholders has been 18.1%, which is 700 basis points over the NAREIT Index and over 850 basis points over the Dow Jones Industrial Average, Standard & Poor’s 500, and the NASDAQ Index.

Transaction Advisors

BofA Merrill Lynch and Wells Fargo Securities acted as exclusive financial advisors to Realty Income on the transaction and Latham & Watkins LLP acted as legal counsel. Goldman, Sachs & Co. acted as exclusive financial advisor to American Realty Capital Trust and Proskauer Rose LLP acted as legal counsel.

Timing and Closing Process

Realty Income’s acquisition of American Realty Capital Trust is contingent upon the approval of both companies’ shareholders. A proxy statement is expected to be filed in the near future and, following its effectiveness, a proxy statement and vote card will be mailed to shareholders. The transaction will close upon receiving approval from Realty Income and American Realty Capital Trust shareholders. An investor presentation discussing the transaction will be available on Realty Income’s website at www.realtyincome.com.

Affirms 2012 Earnings Estimates

Excluding the one-time costs associated with the closing of this transaction, Realty Income estimates that 2012 FFO per share should range from $2.00 to $2.04 per share, an increase of 1.0% to 3.0% over the 2011 FFO per share of $1.98. FFO per share for 2012 is based on an estimated net income per share range of $0.97 to $1.01 plus estimated real estate depreciation of $1.12 and reduced by potential gains on sales of investment properties of $0.09 per share (in accordance with NAREIT’s definition of FFO).

Realty Income estimates that 2012 Adjusted Funds from Operations (AFFO) should range from $2.06 to $2.11 per share, an increase of 2.5% to 5.0% over the 2011 AFFO per share of $2.01. The AFFO per share estimate for 2012 is based on adding back items to FFO totaling $0.12 to $0.13, that reduce net income, and deducting capitalized expenditures and straight-line rent revenue items totaling approximately $0.06, for a net increase of $0.06 to $0.07 over FFO.

Initiates 2013 Earnings Estimates (assuming a December 2012 closing date)

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Realty Income estimates that 2013 FFO per share should range from $2.30 to $2.36 per share, an increase of 12.7% to 18.0% over the 2012 estimated FFO per share of $2.00 to $2.04. FFO per share for 2013 is based on an estimated net income per share range of $1.04 to $1.10, plus estimated real estate depreciation of $1.34 and reduced by potential gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

Realty Income estimates that 2013 Adjusted Funds from Operations (AFFO) should range from $2.31 to $2.37 per share, an increase of 9.5% to 15.0% over the 2012 estimated AFFO per share of $2.06 to $2.11. The AFFO per share estimate for 2013 is based on adding back items to FFO totaling $0.08 to $0.10, that reduce net income, and deducting capitalized expenditures and straight-line rent revenue items totaling approximately $0.05 to $0.07, for a net increase of $0.01 to $0.05 over FFO.

Realty Income considers FFO and AFFO to be appropriate supplemental measures of a real estate investment trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. AFFO further adjusts FFO for unique revenue and expense items which are not pertinent to the measurement of Realty Income’s ongoing operating performance.

Conference Call and Investor Presentation Information

Realty Income and American Realty Capital Trust have scheduled a conference call on Thursday, September 6, 2012 at 8:00 AM Pacific Time to discuss the acquisition. To access the conference call dial: 866-225-8754. To access a live webcast of the conference call, go to www.realtyincome.com and click the link on Realty Income’s home page. An investor presentation discussing the transaction will also be available on Realty Income’s website at www.realtyincome.com.

About Realty Income

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, Realty Income has paid 505 consecutive monthly dividend payments throughout its 43-year operating history and has raised the dividend 67 times since listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from over 2,600 properties owned under long-term lease agreements with 136 leading regional and national retail chains and other commercial enterprises. The company is an active buyer of commercial properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

About American Realty Capital Trust

American Realty Capital Trust is a leading REIT that acquires, owns and operates single-tenant freestanding commercial properties. The company’s diversified real estate portfolio is comprised of long-term, net leases with primarily investment grade tenants. American Realty Capital Trust’s primary goal is to provide durable, reliable income for investors through the delivery of dependable monthly dividends.

Basis of Pro Forma Data and Forward-Looking Statements

The rental revenue changes and statistics described above are based on the companies’ results for the six months ended June 30, 2012, and assume the acquisition occurred at the beginning of the period. Other data, such as occupancy and lease rollover figures, are based on data as of June 30, 2012. Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the companies’ actual future results to differ materially from expected results. These risks include, among others, whether the proposed transaction which is subject to customary conditions in fact closes general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the companies’ are party, as described in the companies’ filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the companies’ current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The companies undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Realty Income and ARCT will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 containing a joint proxy statement/prospectus and other documents regarding the proposed transaction. The joint proxy statement/prospectus will contain important information about the proposed transaction and related matters. SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REALTY INCOME, ARCT AND THE PROPOSED TRANSACTION.

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Investors and security holders of Realty Income and ARCT will be able to obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by Realty Income and ARCT with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Realty Income with the SEC are also available on Realty Income’s website at www.realtyincome.com, and copies of the documents filed by ARCT with the SEC are available on ARCT’s website at www.arctreit.com.

Realty Income, ARCT and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Realty Income’s and ARCT’s shareholders in respect of the proposed transaction. Information regarding Realty Income’s directors and executive officers can be found in Realty Income’s definitive proxy statement filed with the SEC on March 30, 2012. Information regarding ARCT’s directors and executive officers can be found in ARCT’s definitive proxy statement filed with the SEC on May 21, 2012. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available on the SEC’s website and from Realty Income or ARCT, as applicable, using the sources indicated above.

Note to Editors:

Realty Income press releases are available on the Internet at www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

Dividend Increase Track Record

- 67 Dividend Increases Since 1994 NYSE Listing
- 59 Consecutive Quarterly Increases
- 506 Consecutive Monthly Dividends Declared

Annualized Dividends[1]
$0.90
$0.93
$0.945
$0.96
$1.02
$1.08
$1.11
$1.14
$1.17
$1.20
$1.32
$1.395
$1.518
$1.641
$1.701
$1.716
$1.731
$1.746
$1.814
$1.94
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Dividend Increases		1	1	1	4	4	4	4	4	4	5	5	5	5	5	4	4	4	3 *YTD	Pro Forma

[1] Annualized dividend amount reflects the December declared dividend rate per share multiplied by twelve, with the exception of the 2012 column, which reflects the 8/16/12 declared dividend rate per share multiplied by twelve.

* Year-to-Date

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Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index(1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	Yield	Return(2)	Yield	Return(3)	Yield	Return(3)	Yield	Return(3)	Yield	Return(4)

1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
YTD Q2 2012	4.2%	22.0%	3.3%	14.9%	2.7%	6.8%	2.2%	9.5%	1.3%	12.7%
Compounded Average Annual Total Return(5)		18.1%		11.1%		9.4%		8.2%		7.9%

Note: All of these Dividend Yields are calculated as annualized dividend based on last dividend paid in applicable time period divided by closing price as of period end. Dividend Yield sources: NAREIT website and Bloomberg.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)	Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends.

(3)	Includes reinvestment of dividends. Sources: NAREIT website and Factset.

(4)	Price only index, does not include dividends. Source: Factset.

(5)	All of these Compounded Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2012, and assuming reinvestment of dividends, except for NASDAQ. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.

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